Exhibit 11.1

SAFEWAY INC. AND SUBSIDIARIES
Computation of Earnings (Loss) Per Share
(In millions, except per-share amounts)
(Unaudited)

	12 Weeks Ended

	June 14, 2003		June 15, 2002

	Diluted	Basic	Diluted	Basic

Income from continuing operations before cumulative effect of accounting change	$199.6	$199.6	$305.0	$305.0
(Loss) income from discontinued operations	(38.6)	(38.6)	4.3	4.3

Net income	$161.0	$161.0	$309.3	$309.3

Weighted average common shares outstanding	441.4	441.4	481.9	481.9

Common share equivalents	4.4		7.7

Weighted average shares outstanding	445.8		489.6

Earnings per share:
Income from continuing operations before cumulative effect of accounting change	$0.45	$0.45	$0.62	$0.63
(Loss) income from discontinued operations	(0.09)	(0.09)	0.01	0.01

Net income	$0.36	$0.36	$0.63	$0.64

Calculation of common share equivalents:
Options to purchase common shares	10.8		23.3
Common shares assumed purchased with potential proceeds	(6.4)		(15.6)

Common share equivalents	4.4		7.7

Calculation of common shares assumed purchased with potential proceeds:
Potential proceeds from exercise of options to purchase common shares	$119.5		$652.8
Common stock price used under the treasury stock method	$18.76		$41.94
Common shares assumed purchased with potential proceeds	6.4		15.6

Anti-dilutive shares totaling 27.4 million in 2003 and 15.6 million in 2002 have been excluded from diluted weighted average shares outstanding.

SAFEWAY INC. AND SUBSIDIARIES
Computation of Earnings (Loss) Per Share
(In millions, except per-share amounts)
(Unaudited)

	24 Weeks Ended

	June 14, 2003		June 15, 2002

	Diluted	Basic	Diluted	Basic

Income from continuing operations before cumulative effect of accounting change	$395.8	$395.8	$630.0	$630.0
(Loss) income on discontinued operations	(72.2)	(72.2)	11.4	11.4
Cumulative effect of accounting change	—	—	(700.0)	(700.0)

Net (loss) income	$323.6	$323.6	$(58.6)	$(58.6)

Weighted average common shares outstanding	441.3	441.3	484.3	484.3

Common share equivalents	4.6		8.0

Weighted average shares outstanding	445.9		492.3

Earnings per share:
Income from continuing operations before cumulative effect of accounting change	$0.89	$0.90	$1.28	$1.30
(Loss) income on discontinued operations	(0.16)	(0.17)	0.02	0.02
Cumulative effect of accounting change	—	—	(1.42)	(1.44)

Net (loss) income	$0.73	$0.73	$(0.12)	$(0.12)

Calculation of common share equivalents:
Options to purchase common shares	11.4		24.0
Common shares assumed purchased with potential proceeds	(6.8)		(16.0)

Common share equivalents	4.6		8.0

Calculation of common shares assumed purchased with potential proceeds:
Potential proceeds from exercise of options to purchase common shares	$138.2		$671.8
Common stock price used under the treasury stock method	$20.33		$41.96
Common shares assumed purchased with potential proceeds	6.8		16.0

Anti-dilutive shares totaling 26.8 million in 2003 and 14.9 million in 2002 have been excluded from diluted weighted average shares outstanding.